ARC Announces Quarterly Dividend

SAN RAMON, CA / ACCESSWIRE / April 29, 2022 / ARC Document Solutions, Inc. (NYSE:ARC) on Thursday announced that its board of directors declared a quarterly cash dividend of $0.05 per share. The dividend is payable August 31, 2022 to shareholders of record as of July 29, 2022. The ex-dividend date will be July 28, 2022.

About ARC Document Solutions (NYSE:ARC)
ARC provides specialized digital printing and document imaging and scanning services for visual communicators in a diverse range of industries and professions. Today, with more than 130 service centers in North America and in select locations around the world, ARC delights its customers with every image it captures and every document it produces. To find out more, follow ARC at www.e-arc.com.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114